Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

BioVie Inc.

Narrative Disclosure

The maximum aggregate amount of the securities to which the prospectus relates is 6,464,341. The prospectus is a final prospectus for the related offering.

The maximum aggregate offering price of the securities to which the prospectus relates is $6,464,341. The prospectus is a final prospectus for the related offering. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering and relates to the Registration Statement on Form S-3 (No. 333-296924) filed by BioVie Inc. on June 18, 2026 and declared effective on June 29, 2026.